UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2015

ALTRIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-08940	13-3260245
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 West Broad Street, Richmond, Virginia	23230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 274-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On February 26, 2015, Altria Group, Inc. issued the press release attached as Exhibit 99.1 hereto and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Item 7.01 of this Current Report on Form 8-K shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 8.01.	Other Events.

On February 26, 2015, Altria Group, Inc. (“Altria”) issued a press release announcing that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its senior unsecured 9.700% Notes due 2018 (the “Notes”). A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference, except for the section “2015 First Quarter Charge and Full-Year EPS Guidance.”

This Current Report on Form 8-K is neither an offer to sell nor a solicitation of offers to buy any securities. The Tender Offer is being made only pursuant to the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

2015 First Quarter Charge and Full-Year EPS Guidance

Altria expects to record a one-time, pre-tax charge against reported earnings in the first quarter of 2015, reflecting the loss on early extinguishment of debt related to the Tender Offer. The final pre-tax charge will depend upon the pricing and amount of Notes purchased in the Tender Offer (the “Charge”).

Altria reaffirms its previously announced guidance that its 2015 full-year adjusted diluted earnings per share (“EPS”) growth rate is expected to be in the range of 7% to 9% over 2014 full-year adjusted diluted EPS. This forecasted growth rate excludes the Charge and the net expenses in the table below.

The factors described in the Forward-Looking and Cautionary Statements section of the press release attached as Exhibit 99.1 hereto represent continuing risks to this forecast.

Expense (Income), Net Excluded from Adjusted Diluted EPS

	2015	2014
NPM Adjustment Items	$—	$(0.03)
Asset impairment, exit, integration and acquisition-related costs	—	0.01
Tobacco and health litigation items[1]	0.02	0.01
SABMiller special items	—	0.01
Loss on early extinguishment of debt	—	0.02
Tax items	—	(0.01)

	$0.02	$0.01

[1]	The 2015 amount represents a provision that will be recorded by Philip Morris USA Inc. (“PM USA”) in the first quarter of 2015 related to PM USA’s tentative agreement to resolve approximately 415 pending federal Engle progeny cases.

Altria reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). Altria’s management reviews certain financial results, including diluted EPS, on an adjusted basis, which exclude certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, SABMiller plc (“SABMiller”) special items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-participating manufacturer (“NPM”) adjustment disputes (such settlements and determinations are referred to collectively as “NPM Adjustment Items”). Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable, are difficult to predict and can distort underlying business trends and results. Altria’s management believes that these adjusted financial measures provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP, and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP.

Altria’s full-year adjusted diluted EPS guidance excludes the impact of certain income and expense items, including those items noted in the preceding paragraph. Altria’s management cannot estimate on a forward-looking basis the impact of these items on Altria’s reported diluted EPS because these items, which could be significant, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding GAAP measure for, or reconciliation to, its adjusted diluted EPS guidance.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Altria Group, Inc. Press Release, dated February 26, 2015 (furnished pursuant to Item 7.01 and, except for the section “2015 First Quarter Charge and Full-Year EPS Guidance”, filed pursuant to Item 8.01)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.

By:	/s/ W. HILDEBRANDT SURGNER, JR.
Name:	W. Hildebrandt Surgner, Jr.
Title:	Corporate Secretary and
Senior Assistant General Counsel

DATE: February 26, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Altria Group, Inc. Press Release, dated February 26, 2015 (furnished pursuant to Item 7.01 and, except for the section “2015 First Quarter Charge and Full-Year EPS Guidance”, filed pursuant to Item 8.01)